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                                  EXHIBIT 10.40

                            EMPLOYMENT AGREEMENT WITH

                                 MINH-CHAU PHAM




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                              EMPLOYMENT AGREEMENT

         This Agreement ("Agreement") is executed effective May 15, 2000, between thehealthchannel.com, INC.., a Delaware corporation ("Employer") and MINH-CHAU "M.C." PHAM, an individual ("Employee"), who agree as follows:

         1. TERM OF EMPLOYMENT.

                  a. SPECIFIED PERIOD. Employer hereby employs Employee and Employee accepts employment with Employer beginning on MAY 15, 2000, and terminating in accordance with Section 10 of this Agreement (the "Employment Term").

                  b. EMPLOYMENT TERM DEFINED. "Employment term" refers to the entire period of employment of Employee by Employer, whether for the period provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

         2. DUTIES AND OBLIGATIONS OF EMPLOYEE. Employee shall serve as the Web Content Director of Employer. Employee shall faithfully and diligently perform all professional duties and acts as Web Content Director as may be requested and required of Employee by Employer or its Directors. Employee shall devote such time and attention to the business of Employer as shall be required to perform the required services and duties.

         3. COMPENSATION

                  a. SALARY. Effective MAY 15, 2000, Employee shall earn an annual salary of $60,000. Such salary shall continue for the Employment Term. On MAY 15, 2000, Employee shall receive 25,000 shares of Common Stock of Employer. On MAY 15, 2001, Employee shall receive an additional 25,000 shares of Common Stock of the Employer

                  b. BENEFITS. Employee shall be entitled to any and all benefit programs offered by Employer, including but not limited to the following:

                           i. VACATION:  Ten days per year. Vacation time begins
to accrue on the date of this Agreement. Vacation may be accrued and carried over from year to year up to a maximum of twenty days of vacation time;

                           ii. SICK/PERSONAL TIME: Five days per year;

                           iii. EXPENSE REIMBURSEMENT: Payable in accordance
with policies of Employer.

         5. BINDING AUTHORITY. Neither Employer nor Employee shall have any authority to bind the other in any respect; unless the written consent of the other party is first obtained.

         6. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that this Agreement will not cause or require Employee to breach any obligation to, or agreement or confidence with any other person. Employer represents and warrants that it has the corporate authority and capacity to enter into and execute this Agreement.

         7. CONFIDENTIALITY. Employee hereby acknowledges that Employer has made (or may make) available to Employee certain customer lists, product design information, performance standards and other confidential and/or Proprietary Information of Employer or licensed to Employer, including without limitation trade secrets and copyrighted materials (collectively, the "Confidential Material"). Except as essential to Employee's obligations under this Agreement, neither Employee nor any agent, employee, officer, or independent contractor of or retained by Employee shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as necessary to Employee's obligations under this Agreement, neither Employee nor any agent, employee, officer, or independent contractor of or retained by Employee shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from Employer, Employee shall return to Employer all Confidential Material. Employee shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person, and that such person shall be bound by the provisions of this Paragraph.

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         Notwithstanding the foregoing, Employee shall be entitled to disclose this Agreement and its terms to him tax advisors, attorneys, accountants, and immediate family.

         Employee shall have no obligation to maintain the confidentiality of or refrain from using and material or information that: (a) is or becomes generally known to the public or available to the public absent breach or violation of this Agreement; (b) is rightfully received absent any confidentiality obligation by Employee from a third party outside of the Employer absent breach or violation of this Agreement; or (c) is required to be disclosed pursuant to a valid order by a court or other governmental body required by law to be disclosed.

         8. PROPRIETARY INFORMATION OF THE EMPLOYER. For purposes of this Agreement, "Proprietary Information of the Employer" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of Employer (or any of its affiliates).

         Employer acknowledges that upon Employee's joining Employer and thereafter in the performance of Employer's duties, Employee will bring certain personal property, records, and tools of the trade, including customer lists and contacts, onto Employer's premises, including certain computers and networks of Employer, and Employee will further develop and employ the same for certain purposes of fulfilling his duties under this Agreement. Nothing in Sections 7 or 8 of this Agreement shall be interpreted to interfere with Employee's continued ownership and right to remove such personal property, records, and tools of the trade, including customer lists and contacts, from Employer's premises and use it for any lawful purpose.

         9. COMPETITION. During the term of this Agreement, Employee shall not own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment and/or services which compete with Employer's products, goods, equipment and/or services. To the extent permitted by applicable law, for twelve months following termination of this Agreement pursuant to Section 10 hereof, Employee shall not undertake in the state of California any employment or activity competitive with Employer's business, including without limitation the inducement or solicitation of Employer's customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause Employee to reveal or use any Proprietary Information of the Employer. During the term of this Agreement and for twelve months following the termination of this Agreement, Employee shall not employ or attempt to employ (whether as an employee, consultant or otherwise) any of Employer's employees who work in any area in which employee has been significantly engaged on behalf of Employer.

         Notwithstanding the foregoing, Employee is permitted to own up to 5% of any class of securities of any corporation which is traded on the national securities exchange or through NASDAQ and up to 2% of the shares of any privately held company.

         10. AT-WILL EMPLOYMENT. At-Will Employment. Either Employer or Employment may terminate the term of employment at any time for any reason or no reason at all.

         11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

         12. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all reasonable costs, expenses, and reasonable attorney's fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred reasonable costs, expenses, and reasonable attorney's fees.

         13. GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California which would apply if both Parties were residents of California and this

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Agreement was made and performed in California. In any legal action involving this Agreement or the parties' relationship, the Parties agree that the exclusive venue for any lawsuit shall be in the state or federal court located within the County of Orange, California. The Parties agree to submit to the personal jurisdiction of the state and federal courts located within Orange County, California.

         14. BINDING EFFECT OF AGREEMENT: ASSIGNMENT; MERGER; DISSOLUTION. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, successors, assigns and legal representatives. This Agreement shall be construed as a contract for personal services by Employee to the Employer and shall not be assignable by Employee. In the event of the sale, merger or consolidation of the Employer, Employee agrees that the Employer may assign its rights and obligations hereunder to its successor or purchaser.

         15. NOTICES. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

                           To Employer:     thehealthchannel.com, Inc.
                                            260 Newport Center Drive, Suite 250
                                            Newport Beach, CA 92660
                                            Fax: (949) 631-2544
                                            Attn: Tom Lonergan

                           To Employee:     Minh-Chau Pham
                                            7108 Katella Avenue
                                            Stanton, CA  90680
                                            Fax: (714) 899-3826

                           With a copy to:  Horwitz & Beam
                                            Two Venture Plaza, Suite 350
                                            Irvine, CA 92618
                                            Attn: Christopher Jain, Esq.
                                            Fax: (949) 453-0300

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given five (5) business days after deposit thereof in the United States mail.

         16. MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of such modification is sought.

         17. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

         18. WAIVER. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

         19. DRAFTING AMBIGUITIES. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

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         20. RECEIPT OF COPY. Employee hereby acknowledges that she has received a signed copy of this Agreement.

"EMPLOYER"                                       "EMPLOYEE:

THEHEALTHCHANNEL.COM, INC.,            Minh-Chau "M.C." Pham, an individual
a Delaware corporation


/Don Shea                              /s/ Minh-Chau "M.C." Pham
------------------------------         -----------------------------------------
BY: Don Shea                                  BY:  Minh-Chau "M.C." Pham
ITS: President                                ITS:  Director of Internet Content